Exhibit 12.2

Connectus Inc
305 South Mulberry St.
Cherryville, NC 28021
December 28, 2015

PERSONAL AND CONFIDENTIAL

Algae Dynamics Corp.
4120 Ridgeway Drive Unit 37
Mississauga, ON L5L 5S9
Canada
Attn: Paul Ramsay and Richard Rusiniak

Dear Paul and Richard:

The purpose of this letter is to confirm our mutual understanding regarding the services which have been provided by Connectus pursuant to the advisory agreement dated as of March 11, 2014, as amended (the “Advisory Agreement”), and subsequent to its stated expiration date of December 31, 2014. Algae Dynamics Corp. (the “Company”) acknowledges that Connectus has continued to provide services subsequent to December 31, 2014 and the parties desire the Advisory Agreement to continue uninterrupted through December 31, 2016.

In consideration for the extension of the Advisory Agreement, the Company hereby agrees to extend the vesting date of the unvested Warrants to December 31, 2016.  Furthermore, in consideration for certain expenses incurred by Connectus on behalf of the Company, the Company shall issue to Connectus 93,000 restricted common shares of the Company.

Except as modified hereby, the Advisory Agreement shall remain in full force and effect.

Very truly yours,

P. Blair Mullen
President

Agreed and Accepted:

Algae Dynamics Corp.

By:
Richard Rusiniak
Chief Executive Officer